     As filed with the Securities and Exchange Commission on May 21, 1999

                           Registration No. 333-_____
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                               ------------------

                               FIRSTAR CORPORATION
             (Exact name of registrant as specified in its charter)

            Wisconsin                                      39-1940778
            ---------                                      ----------
  (State or other jurisdiction                 (IRS Employer Identification No.)
of incorporation or organization)

              777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202
              -----------------------------------------------------
   (Address, including zip code, of registrant's principal executive offices)


                               FIRSTAR CORPORATION
                       1998 EMPLOYEE STOCK INCENTIVE PLAN
                              (Full title of plan)

                                   -----------

                             Jennie P. Carlson, Esq.
                             Senior Vice President,
                          General Counsel and Secretary
                               Firstar Corporation
                            777 East Wisconsin Avenue
                           Milwaukee, Wisconsin 53202
                                 (414) 765-4321
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   -----------

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------
                                                Proposed             Proposed
    Title of                 Amount              maximum              maximum
   securities                to be               offering             aggregate           Amount of
     to be                registered               price              offering          registration
  registered                  (1)               per share (2)         price (2)              fee
----------------------------------------------------------------------------------------------------

Common Stock,            12,000,000               $28.22             $338,640,000          $94,141.92
par value $.01              shares
====================================================================================================


(1)Includes preferred stock purchase rights. Prior to the occurrence of certain events, the preferred stock purchase rights will not be evidenced separately from the Common Stock.
(2)Calculated pursuant to Rule 457(h)(1) based upon the average of the high and low sale prices on May 19, 1999 as reported on the New York Stock
Exchange.

                               FIRSTAR CORPORATION


                       1998 EMPLOYEE STOCK INCENTIVE PLAN



                                   PROSPECTUS

                               FIRSTAR CORPORATION
                       1998 EMPLOYEE STOCK INCENTIVE PLAN


                  This document provides information about the 1998 Employee Stock Incentive Plan (the "Plan") of Firstar Corporation (the "Company") and about the shares of the Company's Common Stock that you may purchase by exercising options granted to you under the Plan.

                  This document is part of a prospectus covering the shares of Common Stock that have been registered under the Securities Act of 1933 for issuance in accordance with the Plan. It does not describe every provision of the Plan, and it summarizes the Plan provisions that it does describe. If there is a conflict between this document and the Plan, the provisions of the Plan will govern. You may obtain a copy of the Plan and additional information regarding the Plan by contacting the Company at its principal executive offices, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. The Company's telephone number is (414) 765-4321.


           TABLE OF CONTENTS                                                                              PAGE
                                                                                                          ----

           Introduction.....................................................................................1

           Features of the Plan.............................................................................1
           Who administers the Plan?........................................................................1
           Who is eligible to receive an option?............................................................1
           How are options evidenced?.......................................................................1
           How are option prices determined?................................................................1
           When can I exercise my option?...................................................................1
           What happens if there is a stock split, stock dividend
             or other change in the Company's Common Stock?.................................................2
           How is an option exercised?......................................................................2
           Who may exercise an option?......................................................................2
           When do options terminate?.......................................................................2
           Does the grant of an option affect my status as an
             employee, director or advisor to the Company?..................................................2
           Does a holder of an option have any rights as a shareholder?.....................................3
           What tax considerations affect options?..........................................................3
           May the Plan be amended or discontinued?.........................................................3
           What else do I need to know about my options and the Plan?.......................................3

           Documents Incorporated by Reference..............................................................4


                                 --------------



                             Dated: May 21, 1999

                                  INTRODUCTION


                  The purpose of the Plan is to advance the interests of the Company by enabling it to attract and retain employees of outstanding ability and to stimulate their efforts by encouraging a proprietary interest in the success of the Company and to create common interests between the Company's employees and the Company's shareholders. The Plan currently authorizes the granting of options to purchase up to 12,000,000 shares of the Company's Common Stock.



                              FEATURES OF THE PLAN


Who administers the Plan?

                  The Plan currently is administered by a committee (the "Committee") of not less than three members selected by the Company's Human Resources Department and responsible to the Compensation Committee of the Company's Board of Directors. Subject to the terms and limitations of the Plan, the Committee determines who is granted an option, the number of shares covered by each option, the option's exercise price and all the other terms and conditions of an option. The Board also interprets and otherwise administers the Plan.

WHO IS ELIGIBLE TO RECEIVE AN OPTION?

                  You are eligible to be selected for an option grant if on December 8, 1998, you were a full or part-time employee who was actively employed by the Company or you were on an authorized short-term leave of absence from the Company, including a leave of absence due to a short-term disability. You are not eligible to be selected for an option grant if on December 8, 1998, you (i) were employed on a seasonal or temporary basis; (ii) were entitled to receive benefits under a long-term disability plan maintained by the Company; or
(iii) were scheduled to be displaced. Over time, you may receive more than one option grant.

HOW ARE OPTIONS EVIDENCED?

                  Each Option granted under the Plan is reflected by the option document sent by the Company to the option holder. Each option document contains the terms and conditions established by the Committee in respect of that option grant. You should review your option document carefully, and consult with the Company and your legal and financial advisor(s) as necessary, to determine the limitations on and effects of the exercise of an option.

HOW ARE OPTION PRICES DETERMINED?

                  All stock options must be granted at a price not less than 100% of the Common Stock's fair market value reported on the New York Stock Exchange, Inc. on the date of grant.

WHEN CAN I EXERCISE MY OPTION?

                  Each stock option granted to you will expire ten years from its date of grant. You can exercise twenty five percent (25%) of the option(s) after the expiration of one full year after the grant date, fifty percent (50%) of the option(s) after the expiration of two full years after the grant date, seventy five (75%) of the option(s) after the expiration of three full years after the grant date and one hundred (100%) of the option(s) after four full years after the grant date.

                  All of your outstanding options will become exercisable in full if the Company executes an agreement of reorganization, merger or consolidation in which the Company is not to be the surviving corporation or if the Company executes an agreement of sale or transfer of all or substantially all its assets and the Company terminates your employment immediately following such a change in control due to business needs resulting from the change of control, and not for documented performance or conduct reasons.

WHAT HAPPENS IF THERE IS A STOCK SPLIT, STOCK DIVIDEND OR OTHER CHANGE IN THE COMPANY'S COMMON STOCK?

                  The Committee is required to make appropriate adjustments in the number of shares covered by your option(s) and in the exercise price per share so that the overall value of the option(s) remains unchanged. The method and extent of changes are in the sole discretion of the Committee.

HOW IS AN OPTION EXERCISED?

                  You may exercise an option in whole or in part by delivering to the Committee or its designee a written notice on such forms as are designated by the Committee. Payment may be made in cash or by directing that a portion of the shares to be issued upon exercise of the option be sold by a broker in a "cashless exercise" and that the proceeds be paid to the Company as payment. Securities purchased pursuant to the Plan may be purchased on the open market or from the Company.

WHO MAY EXERCISE AN OPTION?

                  During your lifetime, your options are not transferable and may only be exercised by you, except that if you are legally incapacitated, your options may be exercised by your legal representative or guardian. In the event of your death, your options will transfer pursuant to your will or by the laws of descent and distribution and may be exercised by the transferee(s) to the extent permitted by the Plan and the terms of each option.

WHEN DO OPTIONS TERMINATE?

                  While you are employed by the Company, an option granted to you will terminate only if you have exercised it completely, it has expired by its terms or it is terminated by mutual agreement between you and the Company. When your employment terminates for any reason regardless whether by your action or Firstar's action other than early or normal retirement, death or disability, all unvested options will terminate immediately. Options which are vested at the time of your termination of employment (unless the Company deems the termination is for gross misconduct or offense, in which case the options will terminate immediately upon termination of employment) and which are not exercised within thirty days of your termination of employment will terminate. When your employment terminates by reason of early or normal retirement, death or disability, all unvested options will terminate immediately. Options which are vested at the time of your termination of employment and which are not exercised within one hundred eighty days of your termination of employment will terminate.

DOES THE GRANT OF AN OPTION AFFECT MY STATUS AS AN EMPLOYEE OF THE COMPANY?

                  No. The grant of an option does not give you any right to continue as an employee of the Company, nor does it interfere in any way with the right of the Company to terminate your employment at any time. On the other hand, if you are an employee, the option is not affected by any change in your duties or position with the Company.

DOES A HOLDER OF AN OPTION HAVE ANY RIGHTS AS A SHAREHOLDER?

                  No. Until an option is exercised, you have no rights as a shareholder with respect to the shares covered by the option.

WHAT TAX CONSIDERATIONS AFFECT OPTIONS?

                  The following generalized summary is based upon Federal tax laws and regulations in effect as of the date of this document. You should consult with your tax advisor regarding the specific tax consequences of participation in the Plan, including the application and effect of state and local tax laws.

                  The grant of an option generally does not result in any taxable income at that time. However, when you exercise the option, you will recognize taxable ordinary income in an amount equal to the difference between the fair market value of the purchased shares on the date of option exercise and the exercise price. When you sell the shares, you will recognize a taxable capital gain or loss (long or short-term depending on whether you held the shares for more than a year) based upon the difference between the selling price and the fair market value of the shares on the date of exercise. The Company is entitled to a deduction in the year of exercise of the option in an amount equal to the amount of ordinary income recognized by you. In addition, the Company generally will be required to withhold (directly or by requiring payment from you) federal taxes at applicable rates.

                  Special rules relating to the timing of income recognition will apply if you are subject to Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act") and you exercise an option less than six months after the date of grant. You should consult your tax advisor in such circumstances.

MAY THE PLAN BE AMENDED OR DISCONTINUED?

                  Yes. The Board of Directors may at any time amend, modify or discontinue the Plan. No amendment to the Plan may adversely affect any outstanding option previously granted to you without your consent.

WHAT ELSE DO I NEED TO KNOW ABOUT MY OPTIONS AND THE PLAN?

                  You will not receive reports on the status of your options.

                  The Plan is not qualified under Section 401(a) of the Code and is not subject to any provision of the Employee Retirement Income Security Act of 1974.

                       DOCUMENTS INCORPORATED BY REFERENCE


                  Certain documents filed by the Company with the Securities and Exchange Commission are incorporated by reference in this document. These are:
(a) the Company's Annual Report on Form 10-K for the year ended December 31, 1998, (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, (c) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since January 1, 1999, (d) the description of the Common Stock contained in the Company's Registration Statement on Form 8-K dated November 20, 1998, and (e) the description of the Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-K/A dated November 20, 1998. In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Company's Registration Statement for the Plan shares which indicates that all such shares have been sold or which deregisters all shares remaining unsold, are incorporated by reference and are a part of this document from the dates of their filing.

                  The Company will provide you, without charge, a copy of any document (not including exhibits) incorporated by reference as well as a copy of any other document required to be delivered pursuant to Rule 428(b) of the Securities Act of 1933 (including the Company's Annual Report, proxy statements and all other reports and communications distributed to the Company's shareholders generally). You may request these documents by calling or writing the Company's Secretary at the Company's address and telephone number given on the first page of this document.

                             INTRODUCTORY STATEMENT

                  Firstar Corporation (formerly named Firstar (WI) Corporation) (the "Registrant") is filing this Registration Statement on Form S-8 to register shares of its common stock, $.01 par value ("Firstar Common Stock"), issuable in connection with the Registrant's 1998 Employee Stock Incentive Plan ("Plan").


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.           Incorporation of Documents by Reference.
-------           ----------------------------------------

                  The documents listed below filed by the Registrant pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated by reference into and made a part of this registration statement. In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part thereof from the date of filing of such documents.

                  (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1998;

                  (b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

                  (c)      All other reports filed by the Registrant pursuant to
                           Section 13(a) or 15(d) of the Exchange Act since January 1, 1999;

                  (d) The description of the Registrant's Common Stock contained in its report on Form 8-K dated November 20, 1998, including any amendment or report filed for the purpose of updating such description; and

                  (e) The description of the Registrant's Preferred Stock Purchase Rights included in its Registration Statement on Form 8-K/A dated November 20, 1998.

ITEM 4.           Description of Securities.
-------           --------------------------

                  Not applicable.

ITEM 5.           Interests of Named Experts and Counsel.
-------           ---------------------------------------

                  The validity of the Firstar Common Stock offered hereby has been passed upon for the Registrant by Jennie P. Carlson, Esq., Senior Vice President, General Counsel and Secretary of the Registrant. Ms. Carlson beneficially owns 63,727 shares of the Common Stock of the Registrant.

ITEM 6.           Indemnification of Directors and Officers.
-------           ------------------------------------------

                  Pursuant to the provisions of Sections 180.0850 through 180.0859, inclusive, of the Wisconsin Business Corporation Law, directors and officers are entitled to mandatory indemnification from the Registrant against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to the Registrant and such breach or failure constituted: (a) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Additionally, under Section 180.0828 of the Wisconsin Business Corporation Law, directors of the Registrant are not subject to personal liability to the Registrant, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined above.

                  The Registrant's By-Laws contain similar indemnification provisions as to its directors and officers.

                  Expenses for the defense of any action for which indemnification may be available may be advanced by the Registrant under certain circumstances.

                  The Registrant intends to maintain a liability insurance policy for officers and directors.

ITEM 7.           Exemption from Registration Claimed.
-------           ------------------------------------

                  Not applicable.

ITEM 8.           Exhibits.
-------           ---------

                  The following Exhibits are filed as part of this Registration Statement.

                  Exhibit No.
                  -----------

                  5                 Opinion of Counsel
                  23.1              Consent of Arthur Andersen LLP
                  23.2              Consent of Counsel (included in Exhibit 5)
                  24                Power of Attorney

                  The Registrant undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

ITEM 9.           Undertakings.
-------           -------------

                  The undersigned Registrant hereby undertakes:

                  *(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                           (2) That, for the purpose of determining any
liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  *(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  *(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

* Paragraph references correspond to those of Item 512 of Regulation S-K.

                                   SIGNATURES

                  The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin as of the 21st day of May, 1999.

                               FIRSTAR CORPORATION

                               /s/ Jerry A. Grundhofer
                               -------------------------------------
                               Jerry A. Grundhofer
                               President and Chief Executive Officer

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 21st day of May, 1999.


Signature                                            Title
---------                                            ----


/s/ Roger L. Fitzsimonds*
-------------------------
Roger L. Fitzsimonds                                 Chairman of the Board

/s/ Jerry A. Grundhofer
------------------------
Jerry A. Grundhofer                                  Director, President and Chief Executive
                                                     Officer (principal executive officer)

/s/ David M. Moffett
---------------------
David M. Moffett                                     Executive Vice President and Chief Financial
                                                     Officer (principal financial officer)

/s/ James D. Hogan
--------------------
James D. Hogan                                       Senior Vice President and Corporate
                                                     Controller (principal accounting officer)

/s/ Paul M. Baker*
------------------
Paul M. Baker                                        Director

/s/ Michael E. Batten*
----------------------
Michael E. Batten                                    Director

/s/ James R. Bridgeland, Jr.*
-----------------------------
James R. Bridgeland, Jr.                             Director

/s/ Laurance L. Browning, Jr.*
------------------------------
Laurance L. Browning, Jr.                            Director

/s/ Robert C. Buchanan*
-----------------------
Robert C. Buchanan                                   Director



/s/ Victoria B. Buyniski*
-------------------------
Victoria B. Buyniski                                 Director

/s/ Samuel M. Cassidy*
----------------------
Samuel M. Cassidy                                    Director

/s/ George M. Chester, Jr.*
---------------------------
George M. Chester, Jr.                               Director

/s/ V. Anderson Coombe*
-----------------------
V. Anderson Coombe                                   Director

/s/ John C. Dannemiller*
------------------------
John C. Dannemiller                                  Director

/s/ James L. Forbes*
--------------------
James L. Forbes                                      Director

/s/ David B. Gavin*
-------------------
David B. Gavin                                       Director

/s/ J. P. Hayden, Jr.*
----------------------
J. P. Hayden, Jr.                                    Director

/s/ Joe F. Hladky*
------------------
Joe F. Hladky                                        Director

/s/ Roger L. Howe*
------------------
Roger L. Howe                                        Director

/s/ Thomas J. Klinedinst, Jr.*
------------------------------
Thomas J. Klinedinst, Jr.                            Director


---------------
William H. Lacy                                      Director

/s/ Sheldon B. Lubar*
---------------------
Sheldon B. Lubar                                     Director

/s/ Kenneth P. Manning*
-----------------------
Kenneth P. Manning                                   Director

/s/ Daniel F. McKeithan, Jr.*
-----------------------------
Daniel F. McKeithan, Jr.                             Director

/s/ Charles S. Mechem, Jr.*
---------------------------
Charles S. Mechem, Jr.                               Director


---------------
Daniel J. Meyer                                      Director

/s/ David B. O'Maley*
---------------------
David B. O'Maley                                     Director



/s/ Robert J. O'Toole*
----------------------
Robert J. O'Toole                                    Director

/s/ O'dell M. Owens, M.D.*
--------------------------
O'dell M. Owens, M.D.                                Director

/s/ Thomas E. Petry*
--------------------
Thomas E. Petry                                      Director

/s/ Judith D. Pyle*
-------------------
Judith D. Pyle                                       Director

/s/ John J. Stollenwerk*
------------------------
John J. Stollenwerk                                  Director

/s/ Oliver W. Waddell*
----------------------
Oliver W. Waddell                                    Director

/s/ William Wadsworth Wirtz*
----------------------------
William Wadsworth Wirtz                              Director

*Pursuant to Power of Attorney

/s/ Jennie P. Carlson
------------------------
Jennie P. Carlson, Attorney-in-Fact
